Permian Resources Announces Strong Second Quarter 2024 Results and Increased Full Year Guidance
MIDLAND, Texas – August 6, 2024 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its second quarter 2024 financial and operational results and revised 2024 guidance.
Recent Financial and Operational Highlights
•Reported crude oil and total average production of 152.9 MBbls/d and 338.8 MBoe/d during the quarter
•Decreased controllable cash costs by 8% quarter-over-quarter to $7.45 per Boe, driven primarily by lower LOE
•Reduced second quarter D&C costs per foot by ~13% compared to 2023, driven by operational efficiencies
•Announced cash capital expenditures of $516 million and adjusted free cash flow1 of $332 million ($0.43 per adjusted basic share)
•Reported total return of capital of $193 million, or $0.25 per share, including $0.06 per share base dividend, $0.15 per share variable dividend and $30 million in share repurchases
•Continued to drive shareholder value through accretive acquisitions:
◦Closed previously announced Eddy County bolt-on
◦Announced $817.5 million acquisition from Occidental, adding ~29,500 net acres and ~15,000 Boe/d directly offset existing operations
•Increased mid-point of full year standalone oil and total production guidance by ~1.5% to 152 MBbls/d and 325 MBoe/d, driven primarily by continued strong operational performance
Management Commentary
“Our team and asset base continue to perform extremely well, and our continued focus on further improving our position as the low-cost leader in the Delaware Basin has paid-off across the board, from controllable cash costs to drilling, completions and other capex,” said Will Hickey, Co-CEO of Permian Resources. “This has allowed us to increase our full year oil guidance for the second consecutive quarter, while maintaining our original capital outlook.”
“We are proud to continue building upon our track record of consistent operational execution and cost reduction. This allowed us to generate $0.43 per share of adjusted free cash flow, or $332 million,” said James Walter, Co-CEO of Permian Resources. “Our history of strong operational performance and accretive acquisitions has allowed us to grow adjusted free cash flow per share over 60% since the first quarter 2023, and we’ve continued that track record with our second quarter results and the recent Barilla Draw acquisition.”
Operational and Financial Results
During the second quarter, average daily crude oil production was 152,883 barrels of oil per day (“Bbls/d”), a 1% increase compared to the prior quarter. Total production was 338,761 barrels of oil equivalent per day (“Boe/d”), a 6% increase compared to the prior quarter. Oil outperformance was driven by continued strong execution, with the outperformance in total production further enhanced by higher ethane recovery during the quarter.

The Company continues to increase operational efficiencies, driving down drilling and completions costs per foot. For the second quarter, drilling and completion costs per lateral foot were approximately $830, a 13% reduction from 2023. Total cash capital expenditures (“capex”) for the second quarter were $516 million. “We have built on our momentum from the prior quarter. The second quarter represents our best D&C performance to-date, including averaging approximately 1,500 feet drilled per day per rig,” said Will Hickey, Co-CEO.
The Company demonstrated strong cost control in the second quarter, with total controllable cash costs (LOE, GP&T and cash G&A) decreasing 8% quarter-over-quarter to $7.45 per Boe. Second quarter LOE was $5.18 per Boe, GP&T was $1.42 per Boe and Cash G&A was $0.85 per Boe.
“Our team has done a tremendous job demonstrating cost control and synergy realization,” said Will Hickey, Co-CEO. “Less than nine months after closing the Earthstone acquisition, we’ve driven field costs back down to legacy PR levels. This is a testament to our operations team and clear demonstration of our track-record of capturing synergies.”
Realized prices for the quarter were $80.10 per barrel of oil, $0.01 per Mcf of natural gas and $22.51 per barrel of natural gas liquids (“NGLs”), excluding the effects of hedges and GP&T costs. During the quarter, regional natural gas prices in the Permian Basin were negatively impacted as a result of pipeline capacity constraints, which are expected to be alleviated as additional pipeline capacity comes online later this year.
For the second quarter, Permian Resources generated net cash provided by operating activities of $938 million, adjusted operating cash flow1 of $849 million ($1.10 per adjusted basic share) and adjusted free cash flow1 of $332 million ($0.43 per adjusted basic share).
Recent Acquisition
On July 29, 2024, Permian Resources announced that it had entered into a definitive agreement with Occidental (NYSE: OXY) to purchase ~29,500 net acres, ~9,900 net royalty acres and ~15,000 Boe/d in the core of the Delaware Basin for $817.5 million. The acquired assets are concentrated directly offset Permian Resources’ existing position in Reeves County, Texas and Eddy County, New Mexico. Permian Resources has identified over 200 gross operated, high-NRI two-mile locations which immediately compete for capital. The Company expects to begin development on the acquired properties during the fourth quarter 2024. The acquired assets in Reeves County also include a fully integrated midstream system which consists of over 100 miles of operated oil and gas gathering pipeline and over 10,000 surface acres, in addition to complementary water infrastructure including saltwater disposal wells, a recycling facility, frac ponds and water wells. The transaction is expected to close by the end of the third quarter 2024.
2024 Operational Plan and Target Update
Based on recent operational results, Permian Resources increased its 2024 standalone oil and total production targets by approximately 1.5% to 151-153 MBbls/d and 320-330 MBoe/d, respectively, based on the mid-point of guidance. The Company is also adjusting the expected number of turn-in-lines (“TILs”) for 2024 to approximately 265 gross wells, as a result of higher operational efficiencies and reduced cycle times. There are no other changes to the Company’s standalone guidance ranges.
The recent Occidental acquisition noted above is expected to add approximately 15,000 Boe/d (~55% oil) of total production during the fourth quarter 2024. Notably, the potential impact of the recently announced acquisition is not included in the revised standalone guidance.
(For a detailed table summarizing Permian Resources’ revised 2024 standalone operational and financial guidance, please see the Appendix of this press release.)

Financial Update
Permian Resources continues to execute on the conservative financial strategy it has pursued since formation. The Company funded the previously announced Barilla Draw bolt-on acquisition through a combination of equity and debt, issuing 26.5 million shares of Class A Common Stock to raise approximately $403 million in proceeds and $1 billion of 6.25% senior notes due 2033 at par. In addition to funding the pending Barilla Draw acquisition, the proceeds from the notes will be used to redeem the 7.75% senior notes due 2026 and fully repay the credit facility.
The Company’s maturity profile was further strengthened by a cash tender offer to purchase any and all of its outstanding 7.75% Senior Notes due 2026. Subject to the completion of the tender offer, the Company intends to redeem all 7.75% Senior Notes due 2026 not purchased in the tender offer. After giving effect to recent transactions, Permian Resources’ pro forma total liquidity is approximately $2.5 billion. Additionally, the Company placed additional crude oil hedges in 2025 and 2026. Giving effect to those new hedges, Permian Resources has approximately 45, 43 and 18 MBbls/d of oil hedged for the second half of 2024, 2025 and 2026, respectively.
The Company remains focused on establishing investment grade credit ratings. Since the first quarter 2024, Moody’s Ratings upgraded Permian Resources to Ba2 with positive outlook and S&P Global Ratings upgraded Permian Resources to BB with stable outlook. Giving effect to these upgrades, Permian Resources is rated BB (S&P), Ba2 (Moody’s) and BB (Fitch). Permian Resources continues to prioritize preserving a strong balance sheet and maintaining financial flexibility to support leading total shareholder returns. "We are proud of our financial strength and have comparable attributes to our investment grade peers. As a result, we are targeting investment grade credit ratings in 2025," said Guy Oliphint, Chief Financial Officer.
Shareholder Returns
Permian Resources announced today that its Board of Directors (the “Board”) declared a quarterly base cash dividend of $0.06 per share of the Company’s Class A common stock, or $0.24 per share on an annualized basis. Additionally, based upon second quarter financial results, the Board has declared a quarterly variable cash dividend of $0.15 per share of Class A common stock. Combined, the base and variable dividends represent a total cash return of $0.21 per share. The base and variable dividends are payable on August 27, 2024 to shareholders of record as of August 19, 2024. Permian Resources returned additional capital to shareholders in the second quarter by repurchasing 1.8 million shares of common stock for $30 million. The Company’s second quarter total return of capital, inclusive of the base dividend, variable dividend and share repurchases, was $0.25 per share.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on August 7, 2024.
Conference Call and Webcast
Permian Resources will host an investor conference call on Wednesday, August 7, 2024 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss second quarter 2024 operating and financial results. Interested parties may join the call by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (800) 267-6316 (Conference ID: PRCQ224) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (800) 925-9354 (Passcode: 24995) for a 14-day period following the call.
About Permian Resources

Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are concentrated in the core of the Delaware Basin, making it the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, natural gas and NGLs;
•political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties, assets or businesses;
•our hedging strategy and results;
•our competition;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to climate change as well as environmental, health and safety regulations and liabilities thereunder;
•our pending legal matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to:
•commodity price volatility (including regional basis differentials);
•uncertainty inherent in estimating oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;
•geographic concentration of our operations;
•lack of availability of drilling and production equipment and services;
•lack of transportation and storage capacity as a result of oversupply, government regulations or other factors;
•risks relating to the merger (the “Earthstone Merger”) of the Company with Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), and its subsidiaries;
•risks related to our recent bolt-on transactions, including the risk that we may fail to complete and integrate such acquisitions on the terms and timing currently contemplated, or at all, and/or to realize the expected benefits of such acquisitions;
•competition in the oil and natural gas industry for assets, materials, qualified personnel and capital;
•drilling and other operating risks;
•environmental and climate related risks, including seasonal weather conditions;
•regulatory changes, including those that may result from the U.S. Supreme Court’s recent decision overturning the Chevron deference doctrine and that may impact environmental, energy, and natural resources regulation;
•restrictions on the use of water, including limits on the use of produced water and potential restrictions on the availability to water disposal facilities;
•availability to cash flow and access to capital;
•inflation;
•changes in our credit ratings or adverse changes in interest rates;
•changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•the timing of development expenditures;
•political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, including the conflict in Israel and its surrounding areas, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage;
•changes in local, regional, national, and international economic conditions;
•security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and
•other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow and Net Debt-to-LQA EBITDAX are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Contacts:
Hays Mabry – Vice President, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our revised 2024 operational and financial guidance are presented below:

	2024 FY Guidance (Updated)
Net average daily production (Boe/d)	320,000	—	330,000
Net average daily oil production (Bbls/d)	151,000	—	153,000

Production costs
Lease operating expenses ($/Boe)	$5.50	—	$6.00
Gathering, processing and transportation expenses ($/Boe)	$1.00	—	$1.50
Cash general and administrative ($/Boe)(1)	$0.90	—	$1.10
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,900	—	$2,100

Operated drilling program
TILs (gross)	~265
Average working interest	~75%
Average lateral length (feet)	~9,300
(1) Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenues (in thousands):
Oil sales	$1,114,343	$549,226	$2,165,985	$1,073,612
Natural gas sales(1)	(23,031)	23,647	15,736	55,769
NGL sales(2)	154,771	50,525	307,361	110,285
Oil and gas sales	$1,246,083	$623,398	$2,489,082	$1,239,666

Average sales prices:
Oil (per Bbl)	$80.10	$71.52	$78.12	$72.89
Effect of derivative settlements on average price (per Bbl)	(1.11)	3.42	(0.61)	3.53
Oil including the effects of hedging (per Bbl)	$78.99	$74.94	$77.51	$76.42

Average NYMEX WTI price for oil (per Bbl)	$80.55	$73.78	$78.76	$74.95
Oil differential from NYMEX	(0.45)	(2.26)	(0.64)	(2.06)

Natural gas price excluding the effects of GP&T (per Mcf)(1)	$0.01	$1.24	$0.60	$1.52
Effect of derivative settlements on average price (per Mcf)	0.42	0.52	0.30	0.55
Natural gas including the effects of hedging (per Mcf)	$0.43	$1.76	$0.90	$2.07

Average NYMEX Henry Hub price for natural gas (per MMBtu)	$2.04	$2.12	$2.23	$2.39
Natural gas differential from NYMEX	(2.03)	(0.88)	(1.63)	(0.87)

NGL price excluding the effects of GP&T (per Bbl)(2)	$22.51	$20.73	$24.34	$23.69

Net production:
Oil (MBbls)	13,912	7,680	27,725	14,730
Natural gas (MMcf)	55,224	25,092	107,026	49,066
NGL (MBbls)	7,711	3,231	14,340	6,029
Total (MBoe)(3)	30,827	15,093	59,903	28,937

Average daily net production:
Oil (Bbls/d)	152,883	84,393	152,338	81,379
Natural gas (Mcf/d)	606,856	275,734	588,053	271,080
NGL (Bbls/d)	84,736	35,502	78,791	33,310
Total (Boe/d)(3)	338,761	165,850	329,138	159,869

(1)    Natural gas sales for the three and six months ended June 30, 2024 include $23.6 million and $48.9 million, respectively, of gathering, processing and transportation costs (“GP&T”) that are reflected as a reduction to natural gas sales and $7.4 million and $18.7 million for the three and six months ended June 30, 2023, respectively. Natural gas average sales prices, however, exclude $0.43 and $0.45 per Mcf of such GP&T charges for the three and six months ended June 30, 2024, respectively, and $0.30 and $0.38 per Mcf for the three and six months ended June 30, 2023, respectively.
(2)    NGL sales for the three and six months ended June 30, 2024 include $18.8 million and $41.7 million, respectively, of GP&T that are reflected as a reduction to NGL sales and $16.5 million and $32.6 million for the three and six months ended June 30, 2023, respectively. NGL average sales prices, however, exclude $2.44 and $2.91 per Bbl of such GP&T charges for the three and six months ended June 30, 2024, respectively, and $5.09 and $5.40 per Bbl for the three and six months ended June 30, 2023, respectively.
(3)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating costs (in thousands):
Lease operating expenses	$159,671	$82,991	$328,342	$157,523
Severance and ad valorem taxes	93,070	48,927	189,236	97,436
Gathering, processing and transportation expenses	43,745	21,753	82,800	37,235
Operating cost metrics:
Lease operating expenses (per Boe)	$5.18	$5.50	$5.48	$5.44
Severance and ad valorem taxes (% of revenue)	7.5%	7.8%	7.6%	7.9%
Gathering, processing and transportation expenses (per Boe)	$1.42	$1.44	$1.38	$1.29

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating revenues
Oil and gas sales	$1,246,083	$623,398	$2,489,082	$1,239,666
Operating expenses
Lease operating expenses	159,671	82,991	328,342	157,523
Severance and ad valorem taxes	93,070	48,927	189,236	97,436
Gathering, processing and transportation expenses	43,745	21,753	82,800	37,235
Depreciation, depletion and amortization	426,428	215,726	836,607	403,945
General and administrative expenses	48,729	52,736	86,102	88,210
Merger and integration expense	6,941	4,350	18,064	17,649
Impairment and abandonment expense	6,384	244	6,404	489
Exploration and other expenses	5,978	5,263	17,466	9,637
Total operating expenses	790,946	431,990	1,565,021	812,124
Net gain (loss) on sale of long-lived assets	—	—	112	66
Income from operations	455,137	191,408	924,173	427,608

Other income (expense)
Interest expense	(75,452)	(36,826)	(148,039)	(73,603)
Net gain (loss) on derivative instruments	14,298	20,601	(106,831)	75,113
Other income (expense)	(2,803)	319	429	439
Total other income (expense)	(63,957)	(15,906)	(254,441)	1,949

Income before income taxes	391,180	175,502	669,732	429,557
Income tax expense	(82,272)	(26,548)	(131,229)	(60,802)
Net income	308,908	148,954	538,503	368,755
Less: Net income attributable to noncontrolling interest	(73,808)	(75,555)	(156,828)	(193,236)
Net income attributable to Class A Common Stock	$235,100	$73,399	381,675	$175,519

Income per share of Class A Common Stock:
Basic	$0.38	$0.23	$0.66	$0.57
Diluted	$0.36	$0.21	$0.61	$0.52

Weighted average Class A Common Stock outstanding:
Basic	612,248	315,168	582,360	305,593
Diluted	656,372	351,915	626,037	343,935

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$47,849	$73,290
Accounts receivable, net	498,142	481,060
Derivative instruments	526	70,591
Prepaid and other current assets	31,600	25,451
Total current assets	578,117	650,392
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	2,340,796	2,401,317
Proved properties	16,403,440	15,036,687
Accumulated depreciation, depletion and amortization	(4,231,283)	(3,401,895)
Total oil and natural gas properties, net	14,512,953	14,036,109
Other property and equipment, net	44,773	43,647
Total property and equipment, net	14,557,726	14,079,756
Noncurrent assets
Operating lease right-of-use assets	118,311	59,359
Other noncurrent assets	154,548	176,071
TOTAL ASSETS	$15,408,702	$14,965,578
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,052,155	$1,167,525
Operating lease liabilities	51,933	33,006
Derivative instruments	22,603	2,725
Other current liabilities	40,943	38,297
Total current liabilities	1,167,634	1,241,553
Noncurrent liabilities
Long-term debt, net	3,872,077	3,848,781
Asset retirement obligations	130,476	121,417
Deferred income taxes	438,186	422,627
Operating lease liabilities	68,269	28,302
Other noncurrent liabilities	72,138	73,150
Total liabilities	5,748,780	5,735,830
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 679,497,591 shares issued and 675,001,119 shares outstanding at June 30, 2024 and 544,610,984 shares issued and 540,789,758 shares outstanding at December 31, 2023	68	54
Class C: 100,703,440 shares issued and outstanding at June 30, 2024 and 230,962,833 shares issued and outstanding at December 31, 2023	10	23
Additional paid-in capital	7,611,052	5,766,881
Retained earnings (accumulated deficit)	735,034	569,139
Total shareholders' equity	8,346,164	6,336,097
Noncontrolling interest	1,313,758	2,893,651
Total equity	9,659,922	9,229,748
TOTAL LIABILITIES AND EQUITY	$15,408,702	$14,965,578

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$538,503	$368,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	836,607	403,945
Stock-based compensation expense	32,607	53,565
Impairment and abandonment expense	6,404	489
Deferred tax expense	125,870	57,199
Net (gain) loss on sale of long-lived assets	(112)	(66)
Non-cash portion of derivative (gain) loss	121,740	3,901
Amortization of debt issuance costs, discount and premium	3,000	6,278
Loss on extinguishment of debt	3,475	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(25,846)	(11,888)
(Increase) decrease in prepaid and other assets	(4,397)	(3,969)
Increase (decrease) in accounts payable and other liabilities	(51,819)	8,495
Net cash provided by operating activities	1,586,032	886,704
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(262,312)	(107,766)
Drilling and development capital expenditures	(1,036,035)	(686,556)
Purchases of other property and equipment	(4,004)	(29,050)
Contingent considerations received related to divestiture	—	60,000
Proceeds from sales of oil and natural gas properties	7,401	63,986
Net cash used in investing activities	(1,294,950)	(699,386)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	1,790,000	630,000
Repayment of borrowings under revolving credit facility	(1,415,000)	(715,000)
Debt issuance costs	(4,220)	(603)
Redemption of senior notes	(356,351)	—
Proceeds from exercise of stock options	257	230
Share repurchases	(61,048)	(67,526)
Dividends paid	(213,018)	(47,619)
Distributions paid to noncontrolling interest owners	(57,117)	(37,883)
Net cash used in financing activities	(316,497)	(238,401)
Net decrease in cash, cash equivalents and restricted cash	(25,415)	(51,083)
Cash, cash equivalents and restricted cash, beginning of period	73,864	69,932
Cash, cash equivalents and restricted cash, end of period	$48,449	$18,849

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Six Months Ended June 30,
	2024	2023
Cash and cash equivalents	$47,849	$18,280
Restricted cash	600	569
Total cash, cash equivalents and restricted cash	$48,449	$18,849

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$235,100	$146,575	$255,354	$45,433	$73,399
Net income attributable to noncontrolling interest	73,808	83,020	157,265	52,896	75,555
Interest expense	75,452	72,587	63,024	40,582	36,826
Income tax expense	82,272	48,957	78,889	16,254	26,548
Depreciation, depletion and amortization	426,428	410,179	367,427	236,204	215,726
Impairment and abandonment expense	6,384	20	5,947	245	244
Non-cash derivative (gain) loss	(6,734)	128,474	(180,179)	161,672	18,678
Stock-based compensation expense(1)	22,463	9,094	8,495	15,633	35,042
Exploration and other expenses	5,978	11,488	4,669	5,031	5,263
Merger and integration expense	6,941	11,123	97,260	10,422	4,350
(Gain) loss on sale of long-lived assets	—	(112)	(82)	(63)	—
Adjusted EBITDAX	$928,092	$921,405	$858,069	$584,309	$491,631

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount, premium and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended June 30, 2024, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	June 30, 2024
Long-term debt, net	$3,872,077
Unamortized debt discount, premium and issuance costs on senior notes	12,371
Long-term debt	3,884,448
Less: cash and cash equivalents	(47,849)
Net debt (Non-GAAP)	3,836,599
LQA EBITDAX(1)	3,712,368
Net debt-to-LQA EBITDAX	1
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended June 30, 2024, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding ("Adjusted Basic and Diluted Shares") are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,
(in thousands)	2024	2023
Basic weighted average shares of Class A Common Stock outstanding	612,248	315,168
Weighted average shares of Class C Common Stock	159,352	245,586
Adjusted basic weighted average shares outstanding	771,600	560,754

Basic weighted average shares of Class A Common Stock outstanding	612,248	315,168
Add: Dilutive effects of Convertible Senior Notes	28,706	27,605
Add: Dilutive effects of equity awards	15,418	9,142
Diluted weighted average shares of Class A Common Stock outstanding	656,372	351,915
Weighted average shares of Class C Common Stock	159,352	245,586
Adjusted diluted weighted average shares outstanding	815,724	597,501

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, merger and integration and other non-recurring charges, and estimated tax distributions to our non-controlling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, its merger and integration and other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,
(in thousands, except per share data)	2024	2023
Net cash provided by operating activities	$938,434	$448,491
Changes in working capital:
Accounts receivable	(59,292)	10,385
Prepaid and other assets	9,747	2,953
Accounts payable and other liabilities	(47,092)	(15,306)
Merger and integration expense & other	6,941	4,350
Estimated tax distribution to noncontrolling interest owners(1)	(66)	—
Adjusted operating cash flow	848,672	450,873
Less: total cash capital expenditures	(516,412)	(371,271)
Adjusted free cash flow	$332,260	$79,602

Adjusted basic weighted average shares outstanding	771,600	560,754
Adjusted operating cash flow per adjusted basic share	$1.10	$0.80
Adjusted free cash flow per adjusted basic share	$0.43	$0.14

(1) Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of three months ended June 30, 2024.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, other nonrecurring charges, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,
(in thousands, except per share data)	2024	2023
Net income attributable to Class A Common Stock	$235,100	$73,399
Net income attributable to noncontrolling interest	73,808	75,555
Non-cash derivative (gain) loss	(6,734)	18,678
Merger and integration expense & other	6,941	4,350
Impairment and abandonment expense	6,384	244
Adjusted net income excluding above items	315,499	172,226
Income tax expense attributable to the above items(1)	(18,090)	(22,236)
Adjusted Net Income	$297,409	$149,990

Adjusted basic weighted average shares outstanding (Non-GAAP)(2)	771,600	560,754
Adjusted net income per adjusted basic share	$0.39	$0.27

(1)    Income tax (expense) benefit for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate of 22.5%.
(2)    Adjusted basic weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of July 31, 2024. There were no additional contracts entered into through the date of this filing:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	July 2024 - September 2024	3,725,500	40,495	$76.18
	October 2024 - December 2024	3,772,000	41,000	75.08
	January 2025 - March 2025	3,870,000	43,000	75.15
	April 2025 - June 2025	3,913,000	43,000	73.85
	July 2025 - September 2025	3,956,000	43,000	72.65
	October 2025 - December 2025	3,956,000	43,000	71.62
	January 2026 - March 2026	1,575,000	17,500	71.49
	April 2026 - June 2026	1,592,500	17,500	70.61
	July 2026 - September 2026	1,610,000	17,500	69.77
	October 2026 - December 2026	1,610,000	17,500	69.08

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	July 2024 - September 2024	184,000	2,000	$60.00	-	$76.01
	October 2024 - December 2024	184,000	2,000	60.00	-	76.01

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Put Price ($/Bbl)(3)	Deferred Premium ($/Bbl)(3)
Deferred premium puts	July 2024 - September 2024	230,000	2,500	$65.00	$4.96
	October 2024 - December 2024	230,000	2,500	65.00	4.96

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(4)
Crude oil basis differential swaps	July 2024 - September 2024	4,048,000	44,000	$0.98
	October 2024 - December 2024	4,048,000	44,000	0.98
	January 2025 - March 2025	2,250,000	25,000	1.10
	April 2025 - June 2025	2,275,000	25,000	1.10
	July 2025 - September 2025	2,300,000	25,000	1.10
	October 2025 - December 2025	2,300,000	25,000	1.10
	January 2026 - March 2026	405,000	4,500	1.12
	April 2026 - June 2026	409,500	4,500	1.12
	July 2026 - September 2026	414,000	4,500	1.12
	October 2026 - December 2026	414,000	4,500	1.12

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(5)
Crude oil roll differential swaps	July 2024 - September 2024	4,093,000	44,489	$0.54
	October 2024 - December 2024	4,186,000	45,500	0.55
	January 2025 - March 2025	3,870,000	43,000	0.42
	April 2025 - June 2025	3,913,000	43,000	0.42
	July 2025 - September 2025	3,956,000	43,000	0.42
	October 2025 - December 2025	3,956,000	43,000	0.42
	January 2026 - March 2026	1,575,000	17,500	0.28
	April 2026 - June 2026	1,592,500	17,500	0.28
	July 2026 - September 2026	1,610,000	17,500	0.28
	October 2026 - December 2026	1,610,000	17,500	0.28

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil collars are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3)    These crude oil deferred premium puts are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual put prices for the volumes stipulated.
(4)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.
(5)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	July 2024 - September 2024	5,949,388	64,667	$3.43
	October 2024 - December 2024	5,933,899	64,499	3.86
	January 2025 - March 2025	3,600,000	40,000	4.32
	April 2025 - June 2025	3,640,000	40,000	3.65
	July 2025 - September 2025	3,680,000	40,000	3.83
	October 2025 - December 2025	3,680,000	40,000	4.20
	January 2026 - March 2026	990,000	11,000	4.18
	April 2026 - June 2026	1,001,000	11,000	3.48
	July 2026 - September 2026	1,012,000	11,000	3.80
	October 2026 - December 2026	1,012,000	11,000	4.21

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	July 2024 - September 2024	11,040,000	120,000	$(0.99)
	October 2024 - December 2024	11,040,000	120,000	(0.98)
	January 2025 - March 2025	3,600,000	40,000	(0.74)
	April 2025 - June 2025	3,640,000	40,000	(0.74)
	July 2025 - September 2025	3,680,000	40,000	(0.74)
	October 2025 - December 2025	3,680,000	40,000	(0.74)
	January 2026 - March 2026	990,000	11,000	(0.61)
	April 2026 - June 2026	1,001,000	11,000	(1.67)
	July 2026 - September 2026	1,012,000	11,000	(1.17)
	October 2026 - December 2026	1,012,000	11,000	(1.02)

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(3)
Natural gas collars	July 2024 - September 2024	5,090,612	55,333	$2.68	-	$5.06
	October 2024 - December 2024	5,106,101	55,501	2.75	-	5.29

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.
(3)    These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.